Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S
R E L E A S E
1100 Alakea Street, Suite 2900
Honolulu, Hawaii 96813
Telephone (808) 531-8400
Fax (808) 531-7181
Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS
YEAR-END AND FOURTH QUARTER RESULTS

HONOLULU, HAWAII, December 11, 2020 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported a net loss of $4,756,000, $0.57 per share, for the year ended September 30, 2020, as compared to a net loss of $12,414,000, $1.50 per share, for the year ended September 30, 2019.  For the quarter ended September 30, 2020, Barnwell reported net earnings of $628,000, $0.08 per share, as compared to a net loss of $4,324,000, $0.52 per share, for the quarter ended September 30, 2019.

Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, “We are pleased to report a profit in our fourth quarter ended September 30, 2020, which was brought about by positive operating margins in each of our oil and natural gas, contract drilling and land investment segments. In addition, general and administrative expenses decreased $118,000 as compared to the fourth quarter of fiscal 2019.

“The improvement to net earnings for the three months ended September 30, 2020 as compared to last year’s net loss for the three months ended September 30, 2019 was primarily due to a $3,297,000 non-cash impairment of our oil and natural gas properties in the prior year period due to lower oil prices in the fourth quarter of 2019 than in the fourth quarter of 2018; there was no such impairment in the current year period, therefore, our oil and natural gas segment generated an operating profit of $257,000.  Additionally, operating profit at the contract drilling segment increased $436,000 due to increased drilling activity.  Equity in income from affiliates increased $262,000 in the fourth quarter of 2020 as compared to the prior year due to the sale of two lots by the Kukio Resort Land Development Partnerships; we have an indirect 19.6% non-controlling ownership interest in these partnerships. These lot sales by the Kukio Resort Land Development Partnerships resulted in $325,000 in revenues to Barnwell and enabled these partnerships to make $360,000 in cash distributions to the Company in the fourth quarter; $197,000 of which was a preferred return which contributed to our net earnings.

Barnwell Industries, Inc.

“We are pleased to note that in November 2020 the Kukio Resort Land Development Partnerships sold an additional lot and made additional cash distributions to the Company in our first quarter of fiscal 2021 of $1,034,000; $459,000 of which was a preferred return which will contribute to our fiscal 2021’s first quarter results.

“The decrease in the net loss for the year ended September 30, 2020 as compared to the year ended September 30, 2019 was primarily due to the following factors: a $1,384,000 decrease in non-cash impairments of our oil and natural gas properties during the current year due to a lower asset value at the beginning of 2020 as commodity prices in 2020 were lower as compared to 2019; a $1,336,000 gain, before taxes, from the sale of the Company’s leasehold interest in a storage yard in Honolulu; a $3,036,000 increase in contract drilling segment operating results, before income taxes, and a $628,000 increase in equity in income from affiliates as a result of improved operating results of the Kukio Resort Land Development Partnerships.

“We began this fiscal year with the drilling and completion of our first 100%-owned horizontal development well at Twining, Alberta for approximately $2,400,000.  This well was equipped and tied into our nearby operated facilities and has produced 15,900 net barrels of oil through September 30, 2020.  As a result of this well and our work during the year our oil net production increased 24%, 30,000 barrels, unfortunately oil prices received by the Company declined by 19% in fiscal 2020 as compared to fiscal 2019.  Barnwell ended fiscal 2020 with working capital of $3,123,000, including cash and cash equivalents of $4,584,000. ”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

Barnwell Industries, Inc.

COMPARATIVE OPERATING RESULTS

(Unaudited)

	Year ended September 30,		Three months ended September 30,
	2020	2019	2020	2019

Revenues	$18,347,000	$12,075,000	$4,931,000	$3,108,000

Net (loss) earnings	$(4,756,000)	$(12,414,000)	$628,000	$(4,324,000)

Net (loss) earnings per share basic and diluted	$(0.57)	$(1.50)	$0.08	$(0.52)

Weighted-average shares and equivalent shares outstanding
Basic and diluted	8,277,160	8,277,160	8,277,160	8,277,160